EXHIBIT 99.1

FOR IMMEDIATE RELEASE

BOB EULAU JOINS SANMINA-SCI AS CHIEF FINANCIAL OFFICER

SAN JOSE, CA (September 14, 2009) Sanmina-SCI Corporation (“the Company”) (NASDAQ: SANM) a leading global electronics manufacturing services (EMS) company, today announced that Bob Eulau has joined the Company as Executive Vice President and Chief Financial Officer.

Eulau brings over 20 years of financial and operational management experience to Sanmina-SCI, most recently as Executive Vice President, Chief Operating Officer and Chief Financial Officer of privately owned Alien Technology Corporation.  Previously, he was Senior Vice President and Chief Financial Officer of publicly traded Rambus Inc.  Prior to Rambus, Eulau served over 15 years with Hewlett Packard in various leadership roles, including Vice President and Chief Financial Officer of HP’s Business Customer Organization, a $30 billion commercial business and Vice President and Chief Financial Officer of HP’s Computing Products, a $20 billion server, personal computing, storage and software business.

“We are excited to have Bob join our management team,” stated Jure Sola, Sanmina-SCI’s Chairman and Chief Executive Officer.  “Bob’s wealth of experience and diverse background in high-end technology and his strong leadership and financial discipline will be invaluable to the strategic direction of the Company,” concluded Sola.

“Sanmina-SCI has a strong position in the EMS industry and this is an exciting time to be a part of the Company’s growth opportunities.  I look forward to working with the entire leadership team to maximize the financial and operating performance of the company and to create stockholder value,” said Mr. Eulau.

Mr. Eulau earned a BA in Mathematics from Pomona College in Claremont, California and an MBA in Finance and Accounting from the University of Chicago.

About Sanmina-SCI

Sanmina-SCI Corporation (NASDAQ: SANM) is a leading electronics contract manufacturer serving the fastest-growing segments of the global electronics manufacturing services (EMS) market. Recognized as a technology leader, Sanmina-SCI provides end-to-end manufacturing solutions, delivering superior quality and support to large OEMs primarily in the communications, defense and aerospace, industrial and medical instrumentation, computer technology, multimedia and renewable energy sectors. Sanmina-SCI has facilities strategically located in key regions throughout the world. Information about Sanmina-SCI is available at www.sanmina-sci.com.

Sanmina-SCI Contact

Paige Bombino

Director, Investor Relations

(408) 964-3610

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